Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-4 of Crescent Biopharma, Inc. of our report dated February 18, 2025, except for the effects of the reverse merger exchange ratio discussed in Note 1 to the financial statements, as to which the date is December 12, 2025, relating to the financial statements of Crescent Biopharma, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 12, 2025